REORGANIZATION AND STOCK PURCHASE AGREEMENT

This REORGANIZATION AND STOCK PURCHASE AGREEMENT dated as of April 24, 2024 (this "Agreement") is by and among HP Auto Fund LLP (“HPAF”), HST Global Holdings, LLC (“HGHI”), HST Global, Inc. (“HSTI” or "Acquiror"), Ron Howell (“Howell”) and The Health Network, Inc. (“Health Network”). Howell and Health Network are the principal shareholders of HSTI.

RECITALS

WHEREAS, HPAF and HGHI desire to acquire directly or indirectly a controlling interest in the equity of HSTI through the acquisition of 3,269,476 shares of HSTI common stock (the “HSTI Shares”) from Howell and Health Network; and

WHEREAS, as a component of the reorganization HSTI will retire $624,807.64 in debt obligations owed to Howell (the “Existing Debt”) upon payment to Howell of $500,000 in connection with the delivery of the HSTI Shares (the “Consideration”);

NOW, THEREFORE, the Board of Directors of HSTI and Health Network and the Managers of the HPAF and HGHI deem it advisable and in the best interests of their corporations and the respective equity holders that the designees of HPAF and HGHI acquire the HSTI Shares and retire the Existing Debt upon delivery of the Consideration, in accordance with the terms and conditions of this Reorganization and Stock Purchase Agreement.

1.Pre-Closing Actions of HSTI and Howell.  Immediately upon execution of this Agreement and prior to any Closing as set forth herein, HSTI and Howell shall undertake the following actions:

(a)The Board of Directors of HSTI shall unanimously approve and deliver to Cutler Law Group (the "Escrow Agent") in escrow (the "Escrow"), pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A, notarized board and shareholder resolutions (as required) with respect to (a) approving all of the transactions set forth herein; (b) directing the size of the Board of Directors to be two members (d) appointing Mike Field and Jason Murphy to the board of directors of HSTI (the “Resolutions”); (d) cancelling the Existing Debt and and (e) effectuating a 1 for 10 reverse stock split of the outstanding common stock of HSTI (the “HSTI Board Resolutions”).

(b)A majority of the shareholders of HSTI shall deliver a resolution effectuating a 1 for 10 reverse stock split of the outstanding common stock of HSTI (the “HSTI Shareholder Resolutions”).

(c)Howell and Health Network shall deliver to Escrow the HSTI Shares and an agreement to terminate the Existing Debt upon delivery from Escrow of the Consideration.

(d)HSTI shall deliver to Escrow notarized resignation of Ron Howell as the sole officer and director of HSTI.

(e)HSTI shall use its reasonable best efforts to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby.

2.Pre-Closing Actions of HPAF and HGHI.  Immediately upon execution of this Agreement and prior to the Closing as set forth herein, HPAF and HGHI shall undertake the following actions:

(a)HPAF and HGHI shall deliver to Escrow the Consideration.

(c)HPAF and HGHI shall use their reasonable best efforts to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby.

3.Conditions to Closing

The parties' obligation to close the proposed Acquisition will be subject to specified conditions precedent including, but not limited to, the following:

(a)the representations and warranties of Howell, Health Network and HSTI as set forth in Section 6 herein shall remain true and correct as of the Closing Date and no material adverse change to the financial condition of HSTI shall have occurred;

(b)the representations and warranties of HPAF and HGHI as set forth in Section 7 herein shall remain true and correct as of the Closing Date and no material adverse change in the business or financial condition of HPAF or HGHI shall have occurred;

(c)all the documents necessary to be filed with local, state and federal authorities are prepared, and to the extent applicable, filed.

(d)HSTI shall have provided the HSTI Board Resolutions, the HSTI Shareholder Resolutions and any other documents or approval required to complete the transactions contemplated hereby and in the HSTI Board Resolutions;

(e)HPAF and HGHI shall have delivered the Consideration to Escrow.

(f)Howell shall have delivered an agreement to terminate the Existing Debt to Escrow.

(g)HSTI shall retain its good standing as a publicly traded company under the Securities Exchange Act of 1934, trading on OTC Pink Market maintained by OTC Markets Group under the symbol "HSTC".

4.At the Closing.

(a)At the Closing, Cutler Law Group shall release from escrow to HPAF and HGHI the HSTI Board Resolutions, the HSTI Shareholder Resolutions, the agreement to terminate the Existing Debt and the Resignations from HSTI.

(b)At the Closing, Cutler Law Group shall release the HSTI Shares to HPAF and HGHI or their designees.

(c)At the Closing, Cutler Law Group shall release the Consideration to Howell.

5.Timing of Closing.  The closing of the transactions contemplated by this Agreement ((the " Closing") shall occur upon the satisfaction of the conditions set forth in this Agreement and upon instructions from the parties hereto to the Escrow Agent.  The closing date shall occur on or before April 25, 2024 in the event such conditions are met, which would be extended to not later than May 15, 2024 upon agreement of the parties.  Unless otherwise advised in writing by the parties, in the event the Closing does not occur on or before May 15, 2024, (i) the Escrow Agent shall return the HSTI Shares, the Resignations, the HSTI Board Resolutions, the HSTI Shareholder Resolutions and the agreement to terminate the Existing Debt to HSTI, Health Network and/or Howell; and (ii) the Escrow Agent shall return the Consideration to HPAF and HGHI.

6.Representations of HSTI, Health Network and Howell.  HSTI, Health Network and Howell jointly and severally represent and warrant as follows:

(a)Ownership of Shares.  As of the Closing Date, HPAF and HGHI or their designees will become the owner of the HSTI Shares.  The HSTI Shares will be free from claims, liens or other encumbrances, except as provided under applicable federal and state securities laws;

(b)Fully paid and Nonassessable.  The HSTI Shares constitute duly and validly issued securities of HSTI, and are fully paid and nonassessable, and HSTI further represents that it has the power and the authority to execute this Agreement and to perform the obligations contemplated hereby;

(c)Organization of HSTI; Authorization.  HSTI is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of HSTI and this Agreement constitutes a valid and binding obligation of HSTI enforceable against it in accordance with its terms.  HSTI has no subsidiaries.

(d)Capitalization.  The authorized capital stock of HSTI consists of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.  As of the Closing Date, HSTI will have a total of no more than 5,248,582 shares of common stock issued and outstanding.  No other securities are issued or outstanding.  As of the Closing Date, all of the issued and outstanding shares of common stock of HSTI are validly issued, fully paid and non-assessable.  There is not and as of the Closing Date, there will not be outstanding any warrants, options or other agreements on the part of HSTI obligating HSTI to issue any additional shares of common or preferred stock or any of its securities of any kind.  HSTI will not issue any shares of capital stock from the date of this Agreement through the Closing Date.  The Common Stock of HSTI is presently trading on Pink Market maintained by OTC Markets Group under the symbol "HSTC".  The Common Stock of HSTI is not subject to any restriction on deposit, transfer or any other services pursuant to a “chill” by the Depository Trust Company.

(e)Ownership of HSTI Shares. The delivery by Escrow at Closing of certificates or other evidence of ownership provided herein for the HSTI Shares will result in the immediate acquisition of record and beneficial ownership of the HSTI Shares, free and clear of all encumbrances.

(e)No Conflict as to HSTI or Health Network.  Neither the execution and delivery of this Agreement nor the consummation of the exchange of the HSTI Shares will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of HSTI or Health Network or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any encumbrance upon any property or assets of HSTI or Health Network under, any material agreement or commitment to which HSTI and/or Health Network is a party or by which its property or assets is bound, or to which any of the property or assets of HSTI and/or Health Network is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of Governmental Body applicable to HSTI or Health Network except, in the case of violations, conflicts, defaults, terminations, accelerations or encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of HSTI. The term "Governmental Body" shall mean any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility.

(g)Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body or quasi-governmental body is required to be made or obtained by HSTI or Health Network in connection with the execution, delivery and performance of this Agreement by HSTI and Health Network or the consummation of the sale of the HSTI Shares.

(h)Other Consents. No consent of any Person is required to be obtained by HSTI or Health Network to the execution, delivery and performance of this Agreement or the consummation of the sale of the HSTI Shares, including, but not limited to, consents from parties to leases or other agreements or commitments.

(i)Litigation.  There is no action, suit, inquiry, proceeding or investigation by or before any Governmental body pending or threatened in writing against or involving HSTI or Health Network, any of its officers or directors, or which questions or challenges the validity of this Agreement. There are no pending or threatened disputes with any prior officer or director of HSTI or Health Network.  Neither HSTI nor Health Network is subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of HSTI.

(j)Absence of Certain Changes. From January 1, 2024, to the date hereof, HSTI has not:

1.suffered damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the financial condition of HSTI, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2.made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments, except as contemplated hereby or required to effect the transactions set forth herein;

3.organized any new subsidiary or acquired any securities of any Person or any equity or ownership interest in any business;

4.borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

5.paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise);

6.prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

7.cancelled any material debts or waived any material claims or rights;

8.written off or been required to write off any notes or accounts receivable;

9.with the exception of the liability of HSTI’s transfer agent (which does not exceed $3,000), incurred any liability (in excess of $3,000.00) or other obligation.

(k)Contracts and Commitments. HSTI is not a party to any:

1.Contract or agreement (except for this Agreement) involving any liability, obligation or covenant on the part of HSTI except with respect to its transfer agent.

2.Lease of personal property;

3.Employee bonus, stock option or stock purchase, performance unit, profit-sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan (as defined in Section 2(3) of ERISA) or program for any of the employees, former employees or retired employees of HSTI;

4.Commitment, contract or agreement that is currently expected by the management of HSTI to result in any material loss upon completion or performance thereof;

5.Contract, agreement or commitment with any officer, employee, agent, consultant, advisor, salesman, sales representative, value added reseller, distributor or dealer; or

6.Employment agreement or other similar agreement.

(l)Compliance with Law. The operations of HSTI have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of HSTI. HSTI has not received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. HSTI has all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of its business, issued or in process, and is not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

(m)Tax Matters.

1.HSTI (1) has filed or shall file prior to Closing all nonconsolidated and noncombined Tax Returns and all consolidated or combined Tax Returns of HSTI (for the purposes of this Section, such tax Returns shall be considered nonconsolidated and noncombined

Tax Returns) required to be filed through the date hereof and has paid any Tax due through December 31, 2022 with respect to the time periods covered by such nonconsolidated and noncombined Tax Returns and shall timely pay any such Taxes required to be paid by it after the date hereof with respect to such Tax Returns and (2) shall prepare and timely file all such nonconsolidated and noncombined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns; (B) all such Tax Returns filed pursuant to clause (A) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation.  Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation. "Affiliate" of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person. "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean: (i)(A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with; (B) any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax and interest on such penalties, additions to tax, fines or additional amounts, in each case, with respect to any party hereto, its business or assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of a party hereto being a member of an affiliated or combined group with any other person at any time on or prior to the date of Closing; and (iii) any liability of a party hereto for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.  "Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

2.HSTI represents that prior to Closing, all consolidated or combined Tax Returns (except those described in subparagraph (1) above) required to be filed by any person through December 31, 2023 that are required or permitted to include the income, or reflect the activities, operations and transactions, of HSTI for any taxable period shall have been timely filed, and the income, activities, operations and transactions of HSTI shall have been properly included and reflected thereon. HSTI shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and transactions, of HSTI, with respect to any taxable year or the portion thereof ending on or prior to the Closing Date, including, without limitation, HSTI’s consolidated federal income tax return for such taxable years. All Tax Returns filed pursuant to this subparagraph (2) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to HSTI and do not generally relate to matters affecting other members of HSTI’s consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation.  HSTI has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

3.There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to HSTI, or its assets or operations and no power of attorney granted by HSTI with respect to any Tax matter is currently in force.

4.There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any Tax attributable to HSTI or its assets or operations.

5.All amounts required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

(n)Borrowing and Guarantees. Except for not more than $5,000 in current accounts payable, at the Closing, HSTI (a) will not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money, and (c) are not guarantors or sureties with respect to the obligations of any Person.

(o)Environmental Matters.

1.At all times prior to the date hereof, HSTI has complied in all material respects with applicable environmental laws, orders, regulations, rules and ordinances, the violation of which would have a material adverse effect on the business or financial condition of HSTI, or which would require a payment by HSTI in excess of  $2,000 in the aggregate, and which have been duly adopted, imposed or promulgated by any legislative, executive, administrative or judicial body or officer of any Governmental Body.

2.The environmental licenses, permits and authorizations that are material to the operations of HSTI and its Subsidiary, taken as a whole, are in full force and effect.

(p)  Disclosure.  Neither this Agreement, the Schedules hereto nor any of the Transaction Documents contain any untrue statement of a material fact with respect to HSTI or Howell, or omit to state a material fact necessary in order to make the statements contained herein or therein with respect to HSTI, or Howell, not misleading. Neither HSTI nor Howell has any knowledge of any events, transactions or other facts which, either individually or in the aggregate, may give rise to circumstances or conditions which would have a material adverse effect on the general affairs or the condition of business of HSTI. “Transaction Documents” shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

(q)Financial Statements.  The financial statements of HSTI as filed at www.sec.gov were prepared in accordance with generally accepted accounting principles, consistently applied, and represent fairly the financial condition, assets and revenues of Acquiror as of the date thereof.

7.Representations of MPAF and HGHI. MPAF and HGHI for their respective rights and interests jointly and severally represent and warrant as follows:

(a)Authorization.  The execution, delivery and performance of this Agreement has been duly authorized by MPAF and HGHI and this Agreement constitutes a valid and binding obligation; enforceable against in each of them accordance with its terms.

(b)No Conflict as to Acquiror and any Subsidiaries.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) violate any provision of the organizational documents of Acquiror or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, any material agreement or commitment to which Acquiror is a party, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to either MPAF or HGHI except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of either MPAF or HGHI.

(d)Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by either MPAF or HGHI in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein.

(e)Other Consents. No consent of any Person is required to be obtained by either MPAF or HGHI to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of either MPAF or HGHI.

8. Indemnification.

(a)Survival of HSTI and Howell Representations, Warranties and Covenants.   Notwithstanding any right of MPAH and HGHI fully to investigate the affairs of HSTI, and notwithstanding any knowledge of facts determined or determinable by either MPAH or HGHI pursuant to such investigation or right of investigation, both MPAH and HGHI have the right to rely fully upon the representations, warranties, covenants and agreements of HSTI and Howell contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing.  All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder.

(b) Survival of MPAH and HGHI Representations, Warranties and Covenants.   Notwithstanding any right of HSTI and Howell fully to investigate the affairs of MPAH and HGHI, and notwithstanding any knowledge of facts determined or determinable by HSTI or Howell pursuant to such investigation or right of investigation, HSTI and Howell have the right to rely fully upon the representations, warranties, covenants and agreements of MPAH and HGHI contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing.  All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder.

9.Notices.

Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party at its address, if mailed, postage prepaid, United States mail, registered, return receipt requested, to the following addresses:

If to HSTI, Health Network or

HowellHST Global, Inc.

150 Research Drive

Hampton, VA 23666

Attn:  Ron Howell

Copy to

Cutler Law Group, P.C.

6575 West Loop South, Suite 500

Bellaire, TX 77401

Attn:  M. Richard Cutler

If to HPAF:HP Auto Fund LLC

1340 N Great Neck Road 1272-384

Virginia Beach, VA 23454

Attn:  Mike Field

If to HGHI:HST Global Holdings LLC

1301 Mockingbird Place

Virginia Beach, VA 23451

Attn:  Jason Murphy

10.Successors.

This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives and successors and assigns of the parties.

11.Choice of Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, and the parties submit to the exclusive jurisdiction of the courts of Nevada in respect of all disputes arising hereunder.

12.Counterparts.

This Agreement may be signed in one or more counterparts, all of which taken together shall constitute an entire agreement.

13.Public Announcement.

The parties shall make no public announcement concerning this agreement, their discussions or any other letters, memos or agreements between the parties relating to this agreement except upon mutual written consent.  Either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

14.Entire Agreement.

This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

15.Costs and Expenses.

Except as otherwise specifically set forth herein, each party will bear its own attorneys, brokers, investment bankers, agents, and finders employed by, such party.  The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the transactions contemplated herein which may be asserted by any person based on any agreement or arrangement for payment by the other party.

16.Attorney’s Fees.

Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such Action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney’s Fees and Costs.

17.Finders.

HSTI represents and warrants that there are no finders or other parties which have represented HSTI or Howell in connection with this transaction which have not been previously provided with appropriate compensation.  In the event any such finders make a claim for any fee, share issuance of other compensation in connection with the transactions contemplated hereby, they shall be the sole responsibility of HSTI.  MPAH and HGHI represent and warrant that there are no finders or other parties which have represented either of them in connection with this transaction.  In the event any such finders make a claim for any fee, share issuance of other compensation in connection with the transactions contemplated hereby, they shall be the sole responsibility of MPAH and HGHI.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

For and on behalf of:HST Global, Inc.

a Nevada corporation

By: \s\ Ron Howell

Ron Howell

Chief Executive Officer

For and on behalf of:Health Network, Inc.

By: \s\ Ron Howell

Ron Howell

Chief Executive Officer

For and on behalf of:Ron Howell, Individually

\s\ Ron Howell

Ron Howell

For and on behalf of:HP Auto Fund LLC

By: \s\ Mike Field

Mike Field

Manager

For and on behalf of:HST Global Holdings LLC

By: \s\ Jason Murphy

Jason Murphy

Manager